Exhibit 99.1

PRESS RELEASE
FOR ADDITIONAL INFORMATION:

Investor Relations David Lim +1 844-632-1060 IR@univar.com

Media Relations Michele Mazur +331-777-6187 media.relations@univar.com

Univar Announces Re-pricing of Term Loan B Facility

DOWNERS GROVE, Ill., January 20, 2017 — Univar Inc. (NYSE:UNVR) (“Univar”) announced today that it and its wholly-owned subsidiary, Univar USA Inc. (“Company”), have entered into an Amended Credit Agreement with Bank of America N.A. and other lenders to provide a new Term B-2 loan facility in an aggregate principal amount of $2.2 billion, which replaces the Company’s previous U.S. dollar Term Loan B and $175.6 million of euro loans outstanding, leaving €82.7 million of the original euro Term B loan facility outstanding (“Amended Term Loan Facility”).

The Amended Term Loan Facility reflects a 50 basis points reduction in the interest rate to LIBOR plus 2.75% from LIBOR plus 3.25% and removal of the 1% LIBOR floor. The Amended Term Loan Facility will result in an $11.0 million reduction of interest expense per year for 5.5 years. The maturity date of July 2022 for the Amended Term Loan Facility remains unchanged. There was no material change to Univar’s total or secured leverage as a result of the borrowings under the New Term Loan Facilities. The terms of the euro Term B Loan facility remain unchanged.

About Univar Inc.

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information

Pg. 2 – Univar Announces Repricing of Term Loan B Facility

presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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